Exhibit j.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust and Nuveen Investment Trust II:

We consent to the use of our report dated October 26, 2016, with respect to the financial statements of Nuveen Large Cap Value Fund, Nuveen Large Cap Core Fund, Nuveen Large Cap Growth Fund, Nuveen Concentrated Core Fund, Nuveen Core Dividend Fund, Nuveen Large Cap Core Plus Fund and Nuveen Equity Market Neutral Fund, series of Nuveen Investment Trust and Nuveen Growth Fund and Nuveen Equity Long/Short Fund, series of Nuveen Investment Trust II, (each a “Fund” and collectively, the “Funds”), as of August 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

March 29, 2017